Exhibit 10.8

PURCHASE AGREEMENT

RELATING TO

218 Chelsea Road
Monticello, MN

Dated as of December 15, 2005

        1.       Parties.   The parties to this Purchase Agreement are:

a. CLOW LEASING, a Minnesota general partnership (the “Seller”); and

b. VIPER POWERSPORTS INC., a Nevada corporation, (the “Buyer”)

This Agreement sometimes refers to Seller and Buyer individually as a “Party” and collectively as the “Parties”.

        2.       Property.   The real property that is the subject of this Agreement is legally described as follows:

See attached Exhibit A

consisting of approximately 3.76 acres of land and an approximately 32,000 square foot building, commonly known as Clow Stamping in Monticello, Minnesota, (the “Property”). The term “Property”, as used in this Agreement shall include all improvements and fixtures located on the Property and all hereditaments and appurtenances to the Property. The Parties do not contemplate the conveyance of any personal property pursuant to this Agreement, except for the warehouse racking.

        3.       Purchase and Sale.   Seller agrees to sell the Property to Buyer pursuant to the terms of this Agreement, and Buyer agrees to purchase the Property from Seller pursuant to the terms of this Agreement.

        4.       Purchase Price.   The purchase price for the Property is $1,150,000.00 (the “Purchase Price”).

        The Purchase Price will be allocated as follows:

Land	$ 588,000.00
Buildings	562,000.00
TOTAL:	$1,150,000.00

        5.    Earnest Money.   Upon Seller’s execution of this Agreement Buyer shall deposit earnest money in the amount of $10,000.00 (the “Earnest Money”) with Scott Kummel of North Star Partners. Kummel shall disburse the Earnest Money pursuant to the terms of this Agreement. Earnest Money in the possession of Kummel shall remain the property of Buyer unless disbursed to Seller pursuant to the terms of this Agreement. Upon Seller’s full performance of Seller’s obligations under this Agreement, Kummel shall deliver the Earnest Money to Seller, and Seller must apply the Earnest Money towards payment of the Purchase Price pursuant to the provisions of Section 6.

        6.    Payment Terms.   Upon Seller’s full performance of Seller’s obligations under this Agreement, and waiver of all of Buyer’s Contingencies under this Agreement Buyer shall:

a. Direct Title to tender the Earnest Money to Seller in cash or certified funds.

b. Tender the balance of the Purchase Price to Seller in cash, certified funds or wire transferred funds.

        7.    Conveyance Terms.   Upon Buyer’s full performance of Buyer’s obligations under this Agreement, Seller shall execute and deliver to Buyer a Warranty Deed conveying fee title to the Property to Buyer subject only to:

a. Building, zoning and subdivision statutes, laws, ordinances and regulations;

b. Reservations of minerals or of mineral rights in favor of the state in which the Property is located, if any;

c. The lien of real estate taxes not yet due and payable; and (hereinafter, collectively, the “Permitted Encumbrances”).

        8.    Possession.   Seller shall deliver possession of the Property to Buyer on the Date of Closing, as defined in Section 9. If in Seller’s name, Seller shall be responsible for transferring electric, natural gas and sewer and water utilities from Seller’s name to Buyer’s name.

        9.    Closing.   The closing will be handled by a closing company of Buyer’s choice (“Title”) located within a 20 mile radius of the Property. The closing shall take place on or before March 1, 2006 at Title’s office or via mail; such later date as the Parties may establish pursuant to the provisions of Sections 11 and 16 below; or such other date as the Parties may establish pursuant to a written amendment to this purchase agreement (the “Date of Closing”), at which time:

a. Seller shall:

(i) if, pursuant to Section 11, Seller has elected to attempt to make title to the Property marketable, execute and/or deliver to Title, with copies to Buyer, and make arrangements to have Title record or file in the appropriate county land records any documents necessary to establish the marketability of Seller’s title to the Property, subject only to Permitted Encumbrances;

(ii) execute and deliver to Buyer the deed described in Section 7 above;

(iii) execute and deliver to Buyer and Title an affidavit regarding partnership evidencing the absence of bankruptcies, judgments or tax liens involving Seller and evidencing the absence of mechanic’s lien rights affecting the Property as a result of Seller’s acts or omissions, unrecorded interests affecting the Property, persons in possession of the Property and known encroachments or boundary line questions affecting the Property, except as disclosed to Buyer herein;

(iv) deliver to Buyer appropriate partnership resolutions authorizing Seller’s conveyance of the Property to Buyer and identifying the individuals authorized to execute the deed described in Section 7 and any other documents required hereunder;

(v) execute and deliver to Buyer a non-foreign affidavit in recordable form containing such information as is required under IRS Section 1445(b)(2) and any regulations relating thereto;

(vi) execute and deliver to Title, Buyer or other appropriate party appropriate Federal Income Tax Reporting Forms;

(vii) If required by the state in which the Property is located, execute and deliver to Title, with a copy to Buyer, a completed Well Disclosure Certificate or similar document for said state;

(viii) execute and deliver to Title, with copies to Buyer, and make arrangements to have the closing agent record or file in the appropriate county land records, any affidavits required by the state in which the Property is located, if required;

(ix) deliver to Buyer the Date Down Certificate described in Section 13;

(x) pay or provide evidence of payment of the following: the cost of providing the Title Commitment as defined in Section 10; the State Deed Tax due upon the execution of the conveyance described in Section 7; the fees due upon the recording any documents necessary to place record title in the condition provided for in this Agreement; real estate taxes and special assessments pursuant to the provisions of Section 12; and one-half of Title’s fee to conduct the closing of this transaction.

b. Buyer shall:

(i) Tender the Purchase Price to Seller pursuant to the provisions of Section 6 above;

(ii) Pay or provide evidence of payment of the following: the premium for Buyer’s owner’s policy of title insurance, if any; the fees due upon the recording the deed from Seller to Buyer; and one-half of Title’s fee to conduct the closing of this transaction.

        10.    Evidence of Title.   Within ten (10) days of the date of this Agreement, Seller shall, at Seller’s sole cost and expense, deliver the following to Buyer:

a. A commitment for an owner’s policy of title insurance on a current ALTA form issued by a licensed insurer as selected by Buyer (the “Title Commitment”). Seller shall be responsible for the title search and exam costs related to the commitment. Buyer shall be responsible for all additional costs related to issuance of the policy including all premium costs.

(“Evidence of Title”).

        11.    Examination of Title.   Within ten (10) days of Buyer’s receipt of the last item of the Evidence of Title, Buyer may give Seller written notice of alleged defect(s) in the marketability of Seller’s actual and record title to the Property and request that Seller make Seller’s title marketable (“Objections”). The Permitted Encumbrances may not serve as a basis for an Objection. Any defects in the marketability of Seller’s title to the Property which Buyer does not object to, in writing, within the time period set forth above, shall be deemed Permitted Encumbrances. Within three (3) days of Seller’s receipt of Buyer’s Objection(s), Seller must notify Buyer, in writing, if Seller will attempt to make Seller’s title to the Property marketable. If Seller notifies Buyer that Seller will attempt to make Seller’s title to the Property marketable, Seller must use Seller’s reasonable efforts to do so as promptly as reasonably possible. If Seller notifies Buyer that Seller will attempt to make Seller’s title to the Property marketable, Seller shall have up to thirty (30) days from Seller’s receipt of Buyer’s Objections to do so, the Date of Closing shall be postponed and the new Date of Closing shall be established pursuant to the provisions of this Section 11. If Seller makes Seller’s title marketable within thirty (30) day period, Seller shall promptly notify Buyer, in writing, and the Parties shall close pursuant to the terms of the Agreement. The new “Date of Closing” shall be the date ten (10) days from the date Seller notifies Buyer that Seller’s title is marketable. If Seller notifies Buyer that Seller does not intend to make Seller’s title marketable or if Seller notifies Buyer that Seller intends to make Seller’s title marketable but, not withstanding Seller’s use of Seller’s reasonable efforts, Seller is unable to do so within thirty (30) days from Seller’s receipt of Buyer’s Objections, Buyer may either:

a. terminate this Agreement upon written notice to Seller;

b. notify Seller that Buyer waives Buyer’s Objections. If Buyer waives Buyer’s Objections, the matters giving rise to such Objections shall be deemed a Permitted Encumbrance and the Parties shall fully perform their obligations under this Agreement. The Parties shall establish a new Date of Closing by mutual agreement, but if the Parties cannot establish a new Date of Closing by mutual agreement, the Date of Closing shall be the date ten (10) days from the effective date of Buyer’s notice to Seller that Buyer waives Buyer’s Objections.

If Buyer does not notify Seller of Buyer’s election to terminate this Agreement pursuant to subsection (a) above or waive Buyer’s Objections pursuant to subsection (b) above within ten (10) days of the expiration of the thirty (30) day period provided for above, this Agreement shall automatically terminate, Buyer shall deliver an executed and recordable quit claim deed to the Property to Seller and Seller shall instruct the Earnest Money Agent to return the Earnest Money together with any interest earned thereon to Buyer.

        12.    Real Estate Taxes and Special Assessments.   The Parties shall pay the real estate taxes (which term, as used in this Agreement, shall include any service charges assessed against real property on an annual basis) and special assessments as follows:

a. On or before the Date of Closing, Seller shall pay the real estate taxes, special assessments and any penalties and interest thereon due and payable with respect to the Property for all years prior to the year of Closing;

b. Buyer and Seller shall pro rate the real estate taxes and all installments of special assessments levied against the Property which are due and payable in the year of Closing on a per-diem basis using a calendar year, to the Date of Closing. At Closing, Seller shall pay to Buyer an amount equal to Seller’s pro-rata share of the real estate taxes for the year of Closing. The Parties shall pro-rate the real estate taxes using current year real estate tax information, if available, and, if current year tax information is not available, using the amount of the real estate taxes due and payable in the year immediately preceding the year of closing. Any such pro-ration shall be final and no subsequent adjustments, refunds or additional payments shall be made.

        13.    Buyer’s Representations.   Buyer represents and warrants to Seller that Buyer has the requisite power and authority to enter into this Agreement and all documents signed by Buyer. All documents signed by Buyer will have been duly authorized by all necessary action on Buyer’s part and will have been duly executed and delivered. Buyer’s execution, delivery, and performance of Buyer’s obligations does not conflict with or result in violation of any contract or agreement, or any judgment, order, or decree of any court or arbiter to which Buyer is a party. Buyer’s documents are Buyer’s valid and binding obligations, and are enforceable in accordance with their terms.

        14.    Seller’s Representations.   Seller makes the following representations to Buyer:

a. The individuals executing this Agreement on behalf of Seller represent to Buyer that they have the legal and partnership authority to execute this Agreement on behalf of Seller and to bind Seller. Seller represents to Buyer that Seller has the legal and partnership authority to enter into this Agreement and to sell the Property.

b. Seller represents that Seller is not a foreign person, foreign partnership, foreign trust or foreign estate as those terms are defined in Section 1445 of the Internal Revenue Code.

c. Seller represents that, on or before the Date of Closing, all labor or materials furnished to the Property prior to the Date of Closing except for labor or materials furnished to the Property pursuant to a contract between Buyer and the individual or entity providing the labor or materials, will be paid for.

d. Seller represents that, to Seller’s actual knowledge, there are no mortgages, contracts, purchase agreements, options, leases, easements or other agreements or interest relating to the Property that are not recorded.

e. Seller represents that, to Seller’s actual knowledge, there are no persons in possession of any portion of the Property other than Seller, except Tenant.

f. Seller represents that, to Seller’s actual knowledge, Seller is the fee owner of the Property subject only to Permitted Encumbrances, except as otherwise disclosed herein.

h. Seller represents that Seller has not received notice of any new public improvement project(s), the cost of which a governmental entity may assess against the Property, except as otherwise disclosed herein.

i. Seller represents that, to Seller’s actual knowledge, there is no action, litigation, governmental investigation, condemnation or administrative proceeding of any kind pending against Seller involving any portion of Property, and no third party has threatened Seller with commencement of any such action, litigation, investigation, condemnation or administrative proceeding, except as otherwise disclosed herein.

j. Seller represents that there are no wells located on the Property.

k. Seller represents that there is one 55-gallon underground storage tank located under the plant floor for runoff.

1. Seller represents that there are no private sewage treatment systems located on the Property.

m. Seller represents that Seller is not aware of any methamphetamine production that has occurred on the Property.

n. Seller is not in violation of, has not violated, in connection with its ownership, use, maintenance or operation of the Property, any applicable federal, state,

county or local statutes, laws, regulations, rules, ordinance, codes, standards, orders, licenses and permits of any governmental authorities relating to environmental matters (being hereinafter collectively referred to as the (“Environmental Laws”), including by way of illustration and not by way of limitation, the Clean Air Act, the federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, or the Minnesota Environmental Response and Liability Act (including any amendments or extensions thereof and any rules, regulations, standards or guidelines, issued pursuant to any of said Environmental Laws).

o. Seller makes no representations about the condition of the roof of the building. Buyer may inspect and make a determination within thirty (30) days of execution as noted in Section 16(d) below.

p. Seller represents that to the best of its knowledge the heating, plumbing, air conditioning, electrical and wiring systems and related equipment used and located on the property are in good condition and working order at the time of execution of this Agreement. Seller makes no representations about the future condition of these systems.

        The warranties set forth above shall survive the closing of this transaction and Seller’s delivery of a deed to Buyer for a period of twelve (12) months. At closing, an authorized representative of Seller shall execute and deliver to Buyer a certificate of Seller certifying that the representations contained in this Section 13 are true as of the Date of Closing or, if such representations are no longer true, describing, in detail, the reasons why the representations are no longer true (the “Date Down Certificate”).

        15.    Buyer’s Access to the Property Prior to Closing.   Subject to the rights of Tenant, Buyer shall have the right to go upon the Property to conduct an inspection thereof and to perform tests thereon, including but not limited to soil and environmental testing. Buyer shall also have the right to examine any plans, studies, reports, surveys, leases, service contracts and other materials with respect to the Property in the possession or control of Seller. Buyer agrees to indemnify and defend Seller from and to hold Seller harmless against any and all claims, causes of action or expenses, including attorney’s fees, relating to or arising from Buyer’s inspection of the Property prior to the Date of Closing. Buyer agrees to repair any damage to the Property caused by such inspections and to return the Property to substantially the same condition as existed prior to Buyer’s inspection.

        16.    Contingencies.   Buyer’s obligations under this Agreement are contingent on:

a. Satisfactory physical, structural and environmental reports to be obtained by Buyer. This contingency must be exercised within thirty (30) days after execution of this Agreement, as provided for below.

b. Satisfactory evidence that all required governmental approvals have been granted for the Buyer’s intended use of the Property and that the Land is zoned to permit such use. This contingency must be exercised within thirty (30) days after execution of this Agreement, as provided for below.

c. Seller’s delivery of good and marketable title to Buyer as provided for in Sections 10 & 11 hereof.

d. Buyer may inspect and determine whether the condition of the building, roof and heating, plumbing, air conditioning, electrical and wiring systems are acceptable to Buyer. This contingency must be exercised within thirty (30) days of execution of this Agreement, as provided for below.

e. Notwithstanding anything contained in this Agreement to the contrary, in the event Buyer’s investigation under the above Subsections 16(a), (b), (c) and (d) discloses conditions that are not satisfactory to Buyer, Buyer shall have the right to terminate this Agreement provided written notice of termination is delivered to Seller within the time allowed, and the Earnest Money and any interest earned thereon shall immediately be returned to Buyer. Failure to provide written notice of termination within the time allowed shall be deemed waiver and satisfaction of such contingency.

f. Buyers obtaining financing satisfactory to Buyer within sixty (60) days after execution of this Agreement. If Buyer is unable to obtain satisfactory financing within the time allowed, Buyer shall have the right to terminate this Agreement provided written notice of termination is delivered to Seller within the time allowed, and the Earnest Money and any interest earned thereon shall immediately be returned to Buyer. Failure to provide written notice of termination within the time allowed shall be deemed waiver and satisfaction of such contingency.

        Seller’s obligations under this Agreement are subject to all of the following conditions having been satisfied:

a. Buyer must be acceptable to the Original Purchaser of the Bonds issued to finance Seller’s purchase of the real property in 1988. All requirements of the bond documents, including that Buyer must assume the obligations of Seller under such documents, must be met to allow the transfer of the property prior to prepayment of the bond obligations on April 1, 2006.

Seller may acknowledge satisfaction or waiver of any of the foregoing conditions, only by delivering written notice of satisfaction or waiver to Purchaser on or prior to the Closing Date. If Seller does not acknowledge in writing the satisfaction of the foregoing conditions (or otherwise waive the same in writing) by such date, then this Agreement shall automatically be deemed to be null and void, without action required of either party, and the Earnest Money shall be returned to Purchaser and Seller and Purchaser shall thereafter be released from any liability or obligation hereunder.

        17.    Casualty Loss.   If prior to closing the improvements on the Property are substantially damaged through no fault of Buyer or Buyer’s inspection of the Property pursuant to Section 14, Seller shall immediately notify Buyer, in writing of such damage. Within ten (10) days of Buyer’s receipt of Seller’s notice Buyer may, at Buyer’s option, terminate this Agreement pursuant to Section 20 below. If Buyer does not terminate this Agreement within said ten (10) day period, the Parties shall fully perform their obligations under this Agreement, and Seller shall assign to Buyer Seller’s rights to insurance proceeds for damage to the building, but not proceeds for Seller’s or Tenant’s personal property, business interruption, or any other related losses, which Seller is entitled to receive on account of such casualty loss. If, prior to the Date of Closing, the improvements on the Property are damaged less than substantially, Seller shall repair such damage, and the Parties shall proceed pursuant to the provisions of this Agreement with the Date of Closing extended for a period of time not to exceed thirty days. For purposes of this Section 17 the term “substantially damaged” shall mean damage that requires repairs which cost more than $100,000.00. At the request of either Party, the Parties shall engage a real estate appraiser licensed in the state in which the Property is located to determine the cost of repairing damage to the Property. Buyer shall select the appraiser from a list of three appraisers which Seller shall prepare and deliver to Buyer within ten (10) days of the occurrence of damage to the improvements located on the Property. Each Party shall pay one-half of the appraiser’s fee.

        18.    Condemnation.   If a public or private entity with the power of eminent domain commences condemnation proceedings against all of any part of the Property, Seller shall immediately notify Buyer, and Buyer may, at Buyer’s sole option, terminate this Agreement pursuant to Section 20 below. Buyer shall have ten (10) days from Buyer’s receipt of Seller’s notice to Buyer to exercise Buyer’s termination right. If Buyer does not terminate this Agreement within said ten (10) day period, the Parties shall fully perform their obligations under this Agreement, with no reduction in the Purchase Price, and Seller shall assign to Buyer, on the Date of Closing, all of Seller’s right, title and interest in any award for land or building, but not any award for personal property, business interruption, moving expenses, or any other related expenses, made or to be made in the condemnation proceedings. Seller shall not designate counsel, appear or otherwise act with respect to any such condemnation proceedings without Buyer’s prior written consent unless Buyer fails to respond within seven (7) days to a request for such written consent.

        19.    Assignment.   Buyer may not assign Buyer’s rights and obligations under this Agreement to a third party without the prior written consent of Seller.

        20.    Default.   If either Party defaults in the performance of any of the Party’s obligations under this Agreement, the non-defaulting Party may, after written notice to the defaulting Party, suspend performance of its obligations under this Agreement, and the rights of the non-defaulting Party are as follows:

a. terminate this Agreement pursuant to Section 20; or

b. initiate a civil action to compel the defaulting Party’s specific performance of its obligations under this Agreement provided that the non-defaulting Party commences such action within six (6) months of the Date of this Agreement. In any such action for specific performance, the non-defaulting Party may also recover its reasonable attorney’s fees and costs.

        21.    Termination of this Agreement.   Sections 16, 17 and 19 of this Agreement allow the Parties to terminate this Agreement under certain conditions. The following procedures shall govern the exercise of termination pursuant to said sections:

a. The Party which desires to terminate this Agreement pursuant to one of the above-referenced Sections, must notify the other Party, in writing, of its intent to terminate this Agreement.

b. Said notice must recite the Section of this Agreement that authorizes termination of this Agreement and shall describe the facts and circumstances which justify termination under the referenced Section.

c. Notice of termination shall follow the procedures provided for in Section 24 below.

d. If the other Party disputes the right to terminate this Agreement, said Party must so notify both the Party requesting the termination and Title, in writing, within three (3) business days of its receipt of the notice of termination.

e. In the case where the Buyer is requesting the termination, if Seller does not dispute Buyer’s right to terminate the Agreement, Buyer shall execute and deliver to Seller a recordable quit claim deed conveying the Property to Seller, and upon the receipt of the quit claim deed, Seller shall instruct Title to return the Earnest Money and any interest which the Earnest Money has earned to Buyer. In the case where the Seller is requesting the termination, if Buyer does not dispute Seller’s right to terminate the Agreement, Buyer shall retain the Earnest Money and any interest which the Earnest Money has earned as liquidated damages.

f. If the either Party disputes the validity of an attempted termination of this Agreement, either Party may initiate a civil action in a court of competent jurisdiction to determine the status of this Agreement.

        22.    Time.   Time is of the essence for all provisions of this Agreement.

        23.    Survival of Terms.   The Parties’ obligations under this Agreement and the representations and warranties which the Parties have recited in this Agreement shall survive Seller’s delivery of a deed to Buyer and the closing of this transaction.

        24.    Notices.   All notices provided for in this Agreement shall be in writing. The notice shall be effective as of the date two days after the Party sending such notice deposits the notice with the United States Postal Service with all necessary postage paid, for delivery to the other Party via certified mail, return receipt requested, or one day after deposit with a recognized overnight delivery service at the address set forth in Section 1 above. The Party sending the notice shall also mail a copy of the notice to the Parties’ via first class United States mail at the addresses set forth below:

Buyer:	VIPER POWERSPORTS INC. John Lai 1500 Rand Tower 527 Marquette Avenue Minneapolis, MN 55402

Seller:	Clow Leasing c/o Reg Clow Clow Stamping Company 23103 County Road 3 Merrifield, MN 56465

        25.    Full Agreement.   The Parties acknowledge that this Agreement represents the full and complete agreement of the Parties relating to the purchase and sale of the Property and all matters related to the purchase and sale of the Property. This Agreement supersedes and replaces any prior agreements, either oral or written, and any amendments or modifications to this Agreement must be in writing and executed by both Parties to be effective.

        26.    Governing Law.   This Agreement has been made under the laws of the state in which the Property is located and such laws shall control its interpretation.

        27.    Broker Representation.   Seller has retained Northstar Partners as its broker and Buyer has retained Why USA Casa Realty as its broker. Seller shall pay a commission based on the gross sales price to Northstar Partners at Closing. Except for Northstar Partners, Seller and Buyer each represent, agree and warrant to the other that the representing party has not obligated the other for the payment of any commission, and each agrees that to the extent any such obligation for commission exists, the same shall be born by the party contracting for it separate and apart from this Agreement.

        28.    Attorney’s Fees.   Each of the parties will pay its own attorneys’ fees, except that a party defaulting under this Agreement or any closing document will pay the reasonable attorney’s fees and court costs incurred by the non-defaulting party to enforce its rights regarding such default.

        29.    Binding Effect.   This Agreement binds and benefits the parties and their respective successors, assigns, and representatives.

SELLER: CLOW LEASING		BUYER: VIPER POWERSPORTS INC.

By:	/s/ Reginald Clow	By:	/s/ John Lai
Printed Name: Reginald Clow Trustee-Clow Leasing		Printed Name: John Lai President of Viper Powersports Inc.

EXHIBIT A

Legal Description

Those tracts or parcels situated in the County of Wright and State of Minnesota described as follows:

Lot 5, Block 2, Oakwood Industrial Park.